Exhibit 13(b)

Transfer Agency and Service Agreement

Between

each of

The Zweig Fund, Inc.

and

The Zweig Total Return Fund, Inc.

on the one hand, and

Computershare Trust Company, N.A.

and

Computershare Inc.

on the other hand

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AGREEMENT effective as of the 1st day of June, 2010 by and between each of the closed-end investment companies listed on Exhibit B attached hereto, having its principal office and place of business at 900 Third Avenue, New York, New York, 10022, (the “Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).

WHEREAS, the Company desires to appoint the Trust Company as sole transfer agent, registrar and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as dividend disbursing agent and processor of all payments received or made by Company under this Agreement;

WHEREAS, the Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, the Trust Company may arrange for Computershare to act on behalf of the Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, the Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.

1.1           “Account” shall mean the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2           “Agreement” shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3           “Authorized Person” of the Company shall mean any person, whether or not an officer or employee of the Company, duly authorized by the Company to issue instructions to the Transfer Agent, such persons to be designated in a Certificate annexed hereto as Schedule I hereto or such subsequent Certificate as may be provided by the Company to the Transfer Agent from time to time.

1.4           “Services” shall mean all services performed by the Transfer Agent pursuant to this Agreement.

1.5           “Share” shall mean Company’s common stock, par value as reflected on Exhibit B attached hereto, authorized by the Company’s Articles of Incorporation, and other classes of Company’s stock to be designated by the Company in writing and which the Transfer Agent agrees to service under this Agreement.

1.6           “Shareholder” shall mean the holder of record of Shares.

1.7           “Shareholder Data” shall mean all information maintained on the records database of the Transfer Agent concerning Shareholders.

1.8           “Plans” shall mean any Dividend Reinvestment, Direct Stock Purchase, or other investment programs administered for the Company.

2.	APPOINTMENT OF AGENT.

2.1           Appointments. The Company hereby appoints the Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to the Trust Company and as dividend disbursing agent and processor of all payments received or made by or on behalf of the Company under this Agreement, and the Trust Company and Computershare accept the respective appointments.

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2.2         Documents. In connection with appointing the Trust Company as the transfer agent and registrar for the Company, the Company has provided or will provide the following appointment and corporate authority documents to the Transfer Agent:

(a)	Copies of resolutions appointing the Trust Company as the transfer agent;

(b)	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission, for initial public offerings;

(c)	Specimens of all forms of outstanding stock certificates for Shares, in forms approved by the Board of Directors of the Company, with a certificate of the Secretary of the Company as to such approval;

(d)	Specimens of the signatures of the officers of the Company authorized to sign stock certificates and authorized to sign written instructions and requests;

(e)	An opinion of counsel for the Company addressed to both the Trust Company and Computershare with respect to the following:

(i)	The Company’s organization and existence under the laws of its state of organization;
(ii)	The status of all Shares of the Company covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), and any other applicable federal or state statute; and
(iii)	That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable;

(f)	A copy of the Articles of Incorporation and By-Laws of the Company;

(g)	Copies of all material amendments to the Articles of Incorporation or By-Laws of the Company made after the date of this Agreement, promptly after such amendments are made; and

(h)	A certificate of the Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares.

2.3         Records. Transfer Agent may adopt as part of its records all lists of Shareholders, records of Company’s stock, books, documents and records which have been employed by any former agent of Company for the maintenance of the ledgers for the Shares, provided such ledger is certified by an officer of Company or the prior transfer agent to be true, authentic and complete. The Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of the Company and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Company on and in accordance with its request.

2.4         Shares. Company shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any stock certificate of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation, and (v) special instructions regarding dividends and information of foreign Shareholders.

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2.5         Certificates. Company shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered, or provide Transfer Agent with documentation required to print on demand stock certificates, as the case may be.

3.	STANDARD SERVICES.

3.1         Share Services. The Transfer Agent shall perform the following Share Services, and such other Services as may be set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein:

(a)	issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder Account;

(b)	effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation; and

(c)	issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Company harmless, absent notice to the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent may, at its option, issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may, at its sole option, accept indemnification from the Company to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

3.2         Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with applicable law and shall comply with Rule 17 Ad-17 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for lost shareholders.

3.3         Computer Services. The Transfer Agent shall provide the following computer Services:

(a)	Shareholder Internet Services. The Transfer Agent shall provide internet access to Company’s Shareholders through Transfer Agent’s web site, www.computershare.com (“Shareholder Internet Services”), pursuant to the Transfer Agent’s established security procedures and fees, to allow Shareholders to view their Account information and perform certain on-line transactions. The Shareholder Internet Services are provided “as is,” on an “as available” basis, and Transfer Agent hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, in providing Shareholder Internet Services, the Transfer Agent will comply with all applicable laws concerning consent to deliver and delivery of documents electronically.

(b)	Issuer Online. Transfer Agent shall provide Company with access to Shareholder Data maintained on the Transfer Agent’s databases and computer system through the Internet (“Issuer Online”) subject to the terms and conditions set forth herein and pursuant to the Transfer Agent’s established security procedures.

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(c)	Proprietary Information. The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by Transfer Agent as part of Issuer Online, or otherwise, are under the control and ownership of the Transfer Agent or other third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Shareholder Data. The Company agrees to treat all Proprietary Information as confidential in accordance with the provisions of Section 12 of this Agreement.

(d)	Third Party Content. Organizations from which the Transfer Agent may obtain certain data included in the Services are solely responsible for the contents of such data and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof. (For clarification, the limitation of this paragraph shall not be read to limit the liability of the Transfer Agent for the action or inaction of any third party agent or subcontractor providing any of the Services on the Transfer Agent’s behalf in accordance with Section 15.1 of this Agreement.)

(e)	Employees and Agents. Each party shall take reasonable efforts to advise its employees and agents of their respective obligations pursuant to this Section 3.3.

4.	DIVIDEND REINVESTMENT PLAN SERVICES.

4.1         The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).

4.2         The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5.	COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1         Declaration of Dividends. Upon receipt of a written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Company declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that in advance of the applicable check mailing date, Company furnishes Computershare with sufficient funds. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2         Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

5.3         Tax Withholding. Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.4         Plan Payments. Company hereby authorizes Computershare to receive all payments made to the Company (i.e. optional cash purchases) or the Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to the Company.

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5.5         Bank Accounts. The Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

6.	OPTIONAL SERVICES.

6.1         Optional Services. To the extent that Company elects to engage any entity other than the Transfer Agent (“Company Vendor”) to provide any of the following services, the Company shall give the Transfer Agent an opportunity to bid on such services upon the same terms and fees as the Company Vendor:

(a)	Corporate Actions services (including, inter alia, services related to odd lot buy backs, exchanges, mergers, redemptions, subscriptions, capital reorganizations, coordination of post-merger services and special meetings).

6.2         In the event that a Company Vendor provides the services set forth in Section 6.1, the Company shall pay the Transfer Agent all expenses incurred by the Transfer Agent in support of such Company Vendor.

7.	FEES AND EXPENSES.

7.1         Fee and Service Schedules. Company agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the “Initial Term”). Sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2         Out-of-Pocket Expenses. In addition to the fees paid under Section 7.1 above, the Company agrees to reimburse the Transfer Agent for out-of-pocket expenses incurred by the Transfer Agent as set out in the Fee and Service Schedule.

7.3         Conversion Funds. Conversion funding required by any out of proof condition caused by a prior agent’s services shall be advanced to Transfer Agent prior to the commencement of Services.

7.4         Invoices. The Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, the Company may only withhold that portion of the fee or expense subject to such dispute. The Company shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.5         Late Payments.

(a)	If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, the Company shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to eighteen percent (18%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

(b)	The failure by Company to pay an undisputed invoice within 90 days after receipt of such invoice or the failure by the Company to timely pay two consecutive undisputed invoices shall constitute a material breach pursuant to Section 13.4(a) below. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Company with 30 days to cure such breach.

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7.6         Overtime Charges. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases. The required delivery schedule for mailing materials is referenced in the Transfer Agent’s Annual Meeting guide.

8.	REPRESENTATIONS AND WARRANTIES.

8.1         Representations and Warranties of Transfer Agent. The Transfer Agent represents and warrants to the Company that:

(a)	Governance. The Trust Company is a federally chartered limited purpose national bank duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Transfer Agent, (iii) the incorporation documents or by- laws of the Transfer Agent, or (iv) any material agreement to which Transfer Agent is a party;

(c)	Company’s Agent. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.

8.2         Representations and Warranties of Company. The Company represents and warrants to the Transfer Agent that:

(a)	Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and it has full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Company, (iii) the incorporation documents or by-laws of the Company, (iv) any material agreement to which the Company is a party, or (v) exchange rules; and

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(c)	Securities Act of 1933. A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of the Company being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent by Company.

9.	INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1         Company Indemnity. The Company shall indemnify and hold the Transfer Agent harmless from and against, and the Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:

(a)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Company’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Company hereunder;

(c)	The reliance or use by the Transfer Agent or its agents or subcontractors of any information, records, data, and documents which have been prepared and/or maintained by the Company or any other person or firm on behalf of the Company and provided to the Transfer Agent or its agents or subcontractors. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer Agent is not the current registrar. For the avoidance of doubt, this paragraph shall not be read to relieve the Transfer Agent or its agents or subcontractors of liability for any action or inaction except to the extent that in taking such action or inaction the Transfer Agent directly relied upon or used such information, records, data and documents prepared and/or maintained by the Company or any other person or firm (other than such relying party) on the Company’s behalf;

(d)	The reliance or use by the Transfer Agent or its agents or subcontractors of (i) any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders, and (ii) electronic instructions from Shareholders submitted through the Shareholder Internet Services, from Company through Issuer Online, or through any other electronic means pursuant to security procedures established by the Transfer Agent;

(e)	The negotiation and processing of all checks including checks that are tendered to the Transfer Agent for the purchase of Shares, provided that such negotiation and processing are taken without negligence or willful misconduct by Transfer Agent.

(f)	The recognition, acceptance, or processing by the Transfer Agent of stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

9.2         Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time the Transfer Agent may apply to any Authorized Person of the Company for instruction, and may consult with legal counsel for the Transfer Agent or the Company with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Transfer Agent in reliance upon any Authorized Person’s instructions or upon the advice or opinion of such counsel. The Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company, which in the case of revocation of existing authority may be provided via electronic mail or facsimile.

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9.3        Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Company and its directors and officers solely in their capacity as such and not individually, and harmless from and against any and all Losses arising out of or attributable to: (a) Transfer Agent’s refusal or failure to comply with the terms of this Agreement, (b) Transfer Agent’s negligence or willful misconduct, or (c) Transfer Agent’s breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that excluding the Transfer Agent’s bad faith and willful misconduct the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder or under the prior respective Stock Transfer Agent Services Agreements between the parties effective as of September 1, 1997, which are superseded by this Agreement by the Company to Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Transfer Agent is being sought; provided further, however, that such limitation of liability for Losses arising from a breach of Section 12 (Confidentiality) hereof shall not exceed $1,000,000.

9.4        Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

10.	DAMAGES.

No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11.	RESPONSIBILITIES OF THE COMPANY.

11.1       The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Transfer Agent for the carrying out or performing by the Transfer Agent of the provisions of this Agreement.

11.2       Notification. Company shall notify Transfer Agent as soon as practicable in advance of any stock split, stock dividend or similar event which may affect the Shares, and of any bankruptcy, insolvency, moratorium or other proceeding regarding Company affecting the enforcement of creditors’ rights. Notwithstanding any other provision of this Agreement to the contrary, Transfer Agent will have no obligation to perform any Services under this Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Company affecting the enforcement of creditors’ rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such Services.

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12.	CONFIDENTIALITY.

12.1       Definition. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business. The parties shall treat the terms and conditions (but not the existence) of this Agreement as the Confidential Information of the other party. Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

12.2.      Use and Disclosure. All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party will, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law. Each party will establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, the GLB Act or any other applicable privacy law. Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (a) ensure the security and confidentiality of the Confidential Information; (b) protect against any threats or hazards to the security and integrity of the Confidential Information; and (c) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party shall ensure that such agent and subcontractor are contractually bound to confidentiality terms consistent with and no less stringent than the terms of this Section 12.

12.3.      Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to the Transfer Agent for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party receiving such request will notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it is reasonably likely to be held liable for the failure to disclose such Confidential Information or if required by law or court order.

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12.4       Unauthorized Disclosure. As may be required by law and without limiting either party’s rights in respect of a breach of this Section, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

12.5       Costs. Each party will bear the costs it incurs as a result of compliance with this Section 12.

13.	TERM AND TERMINATION.

13.1       Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 13. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

13.2       Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should Company desire to move any of the Services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of Services on such prior date. This Section 13.2 shall not apply if the Transfer Agent is terminated for cause under Section 13.4(a) of this Agreement. Once this Agreement is terminated, any and all other Services provided by Transfer Agent for the Company will be deemed terminated on said date.

13.3       Expiration or Termination of Term, In the event of the expiration or termination of this Agreement by either party, the Company agrees to pay all costs and expenses associated with the movement of records and materials to the Company or the successor agent, including (a) all reasonable out-of-pocket costs, and (b) expenses in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Company during the immediately preceding twelve (12) month period; provided, however, that such expense amount under this Section 13.3(b) shall in no event be less than three thousand, seven hundred and fifty ($3,750.00) dollars.

13.4       Termination. This Agreement may be terminated in accordance with the following:

(a)	at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

(b)	at any time by any party, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against one of the other parties or a trustee or receiver is appointed for any substantial part of one of the other parties’ property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and the affected party does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or one of the other parties makes an assignment of all or substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course of business.

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14.	ASSIGNMENT.

14.1       Consent. Except as otherwise provided in Section 14.2 below, neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or the Transfer Agent without the written consent of the other.

14.2       Affiliates. The Transfer Agent may, without further consent of the Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2 promulgated under the Exchange Act.

15.	SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

15.1       Subcontractors. Transfer Agent may, without further consent of the Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone, and mailing services); provided, however, that the Transfer Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15.2       Unaffiliated Third Parties. Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 15.1 above) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16.	MISCELLANEOUS.

16.1       Notices. Any notice or communication by the Transfer Agent or the Company to the other is duly given if in writing and delivered in person or sent by facsimile, first class mail, postage prepaid, or overnight air courier guaranteeing next day delivery, postage prepaid, to the other’s address:

If to the Company:	c/o Virtus Investment Partners 101 Munson St, Ste 104 Greenfield MA 01301 Attn: Heidi Griswold with a copy to: Virtus Investment Partners 100 Pearl St Hartford, CT 06103 Attn: Counsel

If to the Transfer Agent:	Computershare Trust Company, N.A. c/o Computershare Inc. 250 Royall Street Canton, MA 02021 Facsimile No.: (781) 575-4210 Attn: General Counsel

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16.2       No Expenditure of Funds. No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

16.3       Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

16.4       Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Directors of the Company.

16.5       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.6       Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

16.7       Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest. The Transfer Agent agrees that it shall maintain a business continuity and disaster recovery plan appropriate for an entity performing the Services as discussed in this Agreement, and that it will resume performance as soon after any such delay or failure as is commercially reasonable under the circumstances.

16.8       Third Party Beneficiaries. Except with respect to the third party indemnities in their capacities listed in Section 9, the provisions of this Agreement are intended to benefit only the Transfer Agent, the Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof other than the third party indemnities in their capacities listed in Section 9. In no event shall the third party indemnitees listed in Section 9 have any rights under this Agreement for their individual or personal transactions with Transfer Agent.

16.9       Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

16.10     Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.11     Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

16.12     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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16.13     Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

16.14     Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16.15     Separate Agreements. Although the parties have executed this Agreement in the form of a single Transfer Agency and Service Agreement for administrative convenience, the Companies have entered into this Agreement severally and not jointly. No rights, responsibilities or liabilities of either Company hereunder shall be attributed to the other Company. This Agreement shall be deemed to be a separate agreement with each Zweig Fund, and each reference herein to “Company” shall be deemed to be a reference to each such Zweig Fund severally and not jointly. The term “Company” is used collectively herein for the sake of convenience only and shall in no way be deemed to impose or create any joint duties, obligations or liabilities among the Zweig Funds.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and		The Zweig Fund, Inc.
Computershare Trust Company, N. A.		The Zweig Total Return Fund, Inc.

On Behalf of Both Entities:		On Behalf of Both Entities:

By:	/s/ Martin J. McHale	By:	/s/ W. Patrick Bradley
Name:	Martin J. McHale	Name:	W. Patrick Bradley
Title:	President, U.S. Equity Services	Title:	Treasurer

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EXHIBIT B

The Zweig Fund, Inc. (common stock par value $0.10)

The Zweig Total Return Fund, Inc. (common stock par value $0,001)

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Schedule I

Certificate of Authorized Persons

The undersigned hereby certifies that he/she is a duly elected and acting _____________ of each Company identified on Exhibit B to the Transfer Agency and Service Agreement between the Company and the Transfer Agent dated June 1, 2010 (the “Transfer Agency Agreement”), and further certifies that the following individuals have been duly authorized to deliver instructions to the Transfer Agent pursuant to the Transfer Agency Agreement, and that the signatures appearing opposite their names are true and correct:

[to come]

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